                                NEOGENOMICS, INC.
                            12701 Commonwealth Drive
                                     Suite 9
                            Fort Myers, Florida 33913

                                                             July 29, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

         Re:      NeoGenomics, Inc.
                  Request for Acceleration of Registration Statement on Form SB-2
                  File No. 333-126754

Ladies and Gentlemen:

        NeoGenomics, Inc. (the "Company") hereby requests acceleration of the effectiveness of its Registration Statement on Form SB-2 (File No. 333-126754),
filed on July 20, 2005 to 5:00 pm on August 1, 2005, or as soon thereafter as practicable.

        Please direct any questions or comments regarding this filing to Ronald S.
Haligman at (305) 539-3339 or Clayton E. Parker at (305) 539-3306 of Kirkpatrick
& Lockhart Nicholson Graham, LLP, counsel to the Company.

                                        Sincerely,

                                        /s/ Robert P. Gasparini
                                        Robert P. Gasparini
                                        President and Chief Executive Officer